UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 31, 2012

GT ADVANCED TECHNOLOGIES INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	001-34133	03-0606749
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

243 Daniel Webster Highway
Merrimack, New Hampshire 03054

(Address of Principal Executive Offices, including  Zip Code)

(603) 883-5200

(Registrant’s Telephone Number, Including Area Code)

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                Entry into a Material Definitive Agreement.

On January 31, 2012, the Company, its U.S. operating subsidiary (the “U.S. Borrower”) and its Hong Kong subsidiary (the “Hong Kong Borrower”) entered into a credit agreement (the “Credit Agreement”), with Bank of America, N.A., as administrative agent, Swing Line Lender and L/C Issuer (“Bank of America”), RBS Citizens and  the lenders from time to time party thereto.  The Credit Agreement consists of a term loan facility (the “Term Facility”) provided to the U.S. Borrower in an aggregate principal amount of $75.0 million with a final maturity date of January 31, 2016, a revolving credit facility (the “U.S. Revolving Credit Facility”) available to the U.S. Borrower in an aggregate principal amount of $25.0 million with a final maturity date of January 31, 2016 and a revolving credit facility (the “Hong Kong Revolving Facility”; together with the U.S. Revolving Credit Facility, the “Revolving Credit Facility”; together with the “Term Facility”, the “Credit Facilities”) available to the Hong Kong Borrower in an aggregate principal amount of $150.0 million with a final maturity date of January 31, 2016.  The Credit Facilities are available in the form of base rate loans based on Bank of America’s prime rate plus a margin of 2.00% or Eurodollar rate loans based on LIBOR plus a margin of 3.00%.  The Term Facility amortizes in equal quarterly amounts which in the aggregate equal 5% of the original principal amount of the Term Facility in each of years 1 and 2 of the loan and 10% of the original principal amount of the Term Facility in each of years 3 and year 4 of the loan, with the balance payable on January 31, 2016.  The Credit Facilities are subject to mandatory prepayment in the event that the Company has excess cash flow during any fiscal year, subject to certain exceptions.  The Credit Facilities also require the Company to comply with certain covenants, including a maximum consolidated leverage ratio and a minimum consolidated interest coverage ratio.  Proceeds of the Term Facility and Revolving Facility are available for use by the Company and its subsidiaries for general corporate purposes.  The full amount of the Term Facility was drawn by the Company on January 31, 2012 and no amounts have been drawn on the Revolving Facility as of such date.  The Company may use the Revolving Facility in connection with the issuance of letters of credit up to the aggregate principal amount of the Revolving Facility.

The proceeds of the Term Facility and the U.S. Revolving Credit Facility are secured by a lien on substantially all of the tangible and intangible property of the Company and its wholly-owned domestic subsidiaries (including the U.S. Borrower), including but not limited to accounts receivable, inventory, equipment, general intangibles, certain investment property, certain deposit and securities accounts, certain owned real property and intellectual property, and a pledge of the capital stock of each of the Company’s wholly-owned domestic subsidiaries (limited in the case of pledges of capital stock of any foreign subsidiaries, to 65% of the capital stock of any first-tier foreign subsidiary), subject to certain exceptions and thresholds, and the repayment of such proceeds is guaranteed by the Company and its wholly-owned domestic subsidiaries.  The proceeds of the Hong Kong Revolving Credit Facility are secured by a lien on substantially all of the tangible and intangible property of the Hong Kong Borrower, including but not limited to accounts receivable, inventory, equipment, general intangibles, certain investment property, certain deposit and securities accounts, certain owned real property and intellectual property, and a pledge of the capital stock of the Hong Kong Borrower, subject to certain exceptions and thresholds, and the repayment of such proceeds is guaranteed by the Company and its wholly-owned domestic subsidiaries.

The Credit Agreement contains covenants and conditions that restrict our ability to undertake certain actions, including (but not limited to): incurring certain additional debt, paying dividends and making distributions, entering into specified transactions with affiliates, acquiring businesses, among others, and that has resulted in liens being placed on certain of our properties and assets. These restrictions are in addition to the financial covenants noted above which require us to comply with a maximum consolidated leverage ratio and a minimum consolidated interest coverage ratio.

The Credit Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and are incorporated herein by reference. The foregoing summary of the Credit Agreement is qualified in its entirety by reference to such Exhibits to this Current Report on Form 8-K.

Item 2.03                Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is hereby incorporated by reference into this Item 2.03.

Item 9.01      Financial Statements and Exhibits

(d) Exhibits

10.1	Credit Agreement, dated as of January 31, 2010, among GTAT Corporation., GT Advanced Technologies Limited, GT Advanced Technologies Inc., Bank of America, N.A., and the other lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GT ADVANCED TECHNOLOGIES INC.

/s/ HOIL KIM
Date: February 3, 2012	Hoil Kim
Vice President, Chief Administrative Officer and
General Counsel